                                                                  EXHIBIT 21.0





                          SUBSIDIARIES OF REGISTRANT




Symvex Inc. is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. Symvex Inc. did business under its own name.

Enzon Labs Inc., is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. Enzon Labs Inc. does business under its own name.

Enzon Pharm. B.V. is a wholly-owned subsidiary of the Registrant incorporated in the Netherlands.

Enzon GmbH is a wholly-owned subsidiary of the Registrant incorporated in Germany.







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